EXHIBIT 99.2

Board of Directors Approves $1 Million Share Repurchase Program

FOR IMMEDIATE RELEASE
CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(PR NEWSWIRE) - September 13, 2004-Manatron, Inc. (NASDAQ: MANA) a leading provider of software products and services for local governments, including the newly introduced Government Revenue Management™ (GRM™) software, today announced that its Board of Directors authorized the purchase of up to $1 million of the Company's stock during the next 12 months. This amount represents approximately 2.3 percent of the current market value of the Company's 4.5 million shares that are outstanding, and is twice the authorized amount compared to the previous repurchase plan. This authorization replaces the previous repurchase plan announced on October 13, 2004, which recently expired.

Manatron President and CEO Paul Sylvester commented, "We believe the repurchase of Manatron stock represents the most effective utilization of our cash and resources, based on the Company's competitive position in the marketplace and our long-term strategy. While liquidity will dictate the amount of stock we repurchase under this authorization, we intend to buy stock opportunistically in the coming months."

Any purchases of shares will be made through a systematic program of open market purchases subject to availability, regulatory and other constraints, and general economic conditions.

About Manatron, Inc.:
Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and facilitate the broader business processes via eGovernment and Internet features, such as Internet payments and mortgage lender integration, targeted at the needs of taxpayers and industry professionals. Manatron also provides mass appraisal services, which includes the assessment of residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron is headquartered in Portage, Michigan and has offices in California, Florida, Georgia, Illinois, Indiana, North Carolina, Ohio, Tennessee and Virginia. Manatron currently serves approximately 1,300 customers in 28 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement:
The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

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